EXHIBIT 99.1

Johnson Outdoors Reports Fiscal First Quarter Results

RACINE, Wis., Feb. 06, 2026 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced operating results for the Company’s first fiscal quarter ending January 2, 2026.

“We’re pleased with the positive start to our fiscal year. We saw markets stabilize and we continue to get solid reception to our innovation. Our critical investments in new products and digital commerce, combined with our ongoing hard work on improving profitability, are essential to position us for success,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

FIRST QUARTER RESULTS
During the first fiscal quarter, the Company is ramping up for the primary selling period of its warm-weather outdoor recreation products across its second and third fiscal quarters. Total Company net sales in the first quarter increased 31 percent to $140.9 million compared to $107.6 million in the prior year first fiscal quarter.

  Fishing revenue increased 36 percent mainly due to success of new product launches and improved trade inventory levels
  Camping & Watercraft Recreation sales were up 12 percent primarily due to new product success and growth in the e-commerce channel
  Diving sales rose 15 percent, driven by improvement across global markets

Total Company operating loss was $(2.9) million for the first fiscal quarter versus operating loss of $(20.2) million in the prior year first quarter. Gross margin improved to 36.6 percent, compared to 29.9 percent in the prior year quarter mainly due to improved overhead absorption and cost savings efforts. Operating expenses of $54.5 million increased $2.1 million from the prior year period, due primarily to increased sales volume-related expense, partially offset by decreased warranty expense.

Loss before income taxes was $(1.3) million in the current year quarter, compared to $(18.9) million in the prior year first quarter, mainly attributable to the improvement in operating loss noted above. Net loss was $(3.3) million, or $(0.33) per diluted share, versus $(15.3) million, or $(1.49) per diluted share in the previous year’s first quarter.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $130.7 million as of January 2, 2026. Depreciation and amortization were $5.1 million in the three months ending January 2, 2026, compared to $4.8 million in the prior three-month period. Capital spending totaled $4.3 million in the current quarter compared with $4.1 million in the prior year period. In December 2025, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of January 8, 2026, which was payable January 22, 2026.

“We continue to benefit from our ongoing efforts to improve operational efficiency, enabling us to improve our margins and continue to reduce our inventory levels,” said David W. Johnson, Chief Financial Officer. “Looking forward, we will continue to strategically manage costs while protecting investments to strengthen the business.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, February 6, 2026. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; and Jetboil® outdoor cooking systems.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K for the fiscal year ended October 3, 2025 which was filed with the Securities and Exchange Commission on December 12, 2025, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, which may affect market and economic conditions, and may have wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating results	January 2, 2026	December 27, 2024
Net sales	$140,935	$107,649
Cost of sales	89,325	75,466
Gross profit	51,610	32,183
Operating expenses	54,522	52,422
Operating loss:	(2,912)	(20,239)
Interest income, net	(1,263)	(986)
Other income, net	(394)	(326)
Loss before income taxes	(1,255)	(18,927)
Income tax expense (benefit)	2,045	(3,637)
Net loss	$(3,300)	$(15,290)
Weighted average common shares outstanding - Dilutive	10,341	10,270
Net loss per common share - Diluted	$(0.33)	$(1.49)

Segment Results
Net sales:
Fishing	$112,370	$82,472
Camping & Watercraft Recreation	10,601	9,451
Diving	17,974	15,684
Other / Eliminations	(10)	42
Total	$140,935	$107,649
Operating profit (loss):
Fishing	$7,520	$(8,261)
Camping & Watercraft Recreation	(1,118)	(646)
Diving	(336)	(908)
Other / Eliminations	(8,978)	(10,424)
Total	$(2,912)	$(20,239)

Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments	$130,731	$101,617
Accounts receivable, net	85,108	68,297
Inventories, net	183,940	201,606
Total current assets	409,034	388,052
Total assets	600,133	612,868
Total current liabilities	108,195	91,661
Total liabilities	186,584	172,584
Shareholders’ equity	413,549	440,284

Johnson Outdoors Inc.
David Johnson	Patricia Penman
Chief Financial Officer	Chief Marketing Officer
262-631-6600	262-631-6600